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                                                                   Exhibit 99(1)
Crop Growers Corporation


                         CROP GROWERS RECEIVES FAVORABLE
                                  COURT RULING

FOR IMMEDIATE RELEASE

Monday, January 6, 1997

Contact:  Bob Rousey
          Crop Growers Corporation
          913-323-5612

Overland Park, KS--Crop Growers Corporation (NASDAQ: CGRO) reported today that it has received a ruling from the United States District Court for the District of Columbia on several of its motions to dismiss certain charges against it related to the investigation of former Secretary of Agriculture Mike Espy by an Independent Counsel. As a result of the court's order, the court dismissed 12 of the 13 counts against the company and 15 of the 18 counts against two of its former executive officers. The remaining count against the company charges the company with conspiring to violate federal election laws. The company intends to continue to vigorously defend against that allegation.

No assurance can be given that the Independent Counsel will not appeal or take other actions in response to the court's order. The trial date for the company on its remaining allegation is tentatively set for the end of January, 1997.

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